UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                    _________________________________________
                                    FORM S-8

                             REGISTRATION STATEMENT
                  FILED PURSUANT TO THE SECURITIES ACT OF 1933

                         Date of Report:  May ____, 2003
                       ___________________________________
                           GLOBAL GOLF HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)


                  Delaware                               98-0207081
       (State or other jurisdiction of                  (IRS Employer
       incorporation or organization)               Identification Number)
       ------------------------------               ----------------------

                     FIRST AMENDED 2003 STOCK INCENTIVE PLAN
           __________________________________________________________
                              (Full Title of Plan)

                                8893 Brooke Road
                     Delta, British Columbia, Canada V4C 4G5
                                 (604) 583-2036
                     (Address of principal executive offices)
                ________________________________________________

                                  Ford Sinclair
                                Chairman and CEO
                                8893 Brooke Road
                     Delta, British Columbia, Canada V4C 4G5
                     (Name and address of agent for service)
                                 (604) 583-2036
          (Telephone number, including area code of agent for service)

------------------     ---------------       ---------------     ----------------------       -------------------
                                             Proposed            Proposed maximum
Title of securities     Amount to be         maximum             Aggregate offering           Amount of
to be registered        Registered (2)       offering price      Price for this amended       Registration fee(3)
                                             per share (1)       Form S-8 filing
------------------     ---------------       ---------------     ----------------------       -------------------
Common Stock
($.0001 par value)       2,250,000            $.10                $1,000,000.00                     $18.75

------------------     ---------------       ---------------     ----------------------       -------------------




(1) Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993. The calculation of the registration fee is based upon a per share price of $0.10 which was the average (rounded to the nearest penny) of the high and low sales prices of the Registrant's common stock on the three days preceding May 5, 2003, as reported on the Over-the-Counter Electronic Bulletin Board.
(2) The FIRST AMENDED 2003 STOCK INCENTIVE PLAN increases the previously filed "2003 STOCK INCENTIVE PLAN" by 1,000,000 common shares. $34.38 was previously paid to register the shares outlined in the "FIRST AMENDED 2003 STOCK INCENTIVE PLAN". The registration fees for the initial S-8 and the Amended S-8, together, should be $18.20. Because $34.38 was previously paid, there are no additional fees due.

                                   PROSPECTUS

Global Golf Holdings, Inc.
Attention: Ford Sinclair
Chairman and CEO
8893 Brooke Road
Delta, British Columbia, Canada V4C 4G5

                       (2,250,000 SHARES OF COMMON STOCK)


Introduction. On March 10, 2003, The Company filed a Form S-8 Registration Statement for its FIRST AMENDED 2003 STOCK INCENTIVE PLAN (See SEC File Number 333-103702). Due to the fact that the Company operates almost exclusively by providing compensatory incentives to bona fide consultants with common stock, it is critical that the Company have access to additional registered common shares in order to meet the Companys increasing obligations to consultants that are responsible for insuring the Companys operational viability. For this reason, the Company is filing this FIRST AMENDED 2003 STOCK INCENTIVE PLAN, and is thereby increasing the total number of shares registered under this plan from 1,250,000 to 2,250,000.

This Prospectus relates to the offer and sale by GLOBAL GOLF HOLDINGS, INC., ("GGLF"), a Delaware corporation ("the Company") of shares of its $.0001 par value common stock (the "Common Stock) pursuant to its FIRST AMENDED 2003 STOCK INCENTIVE PLAN where by certain individuals receive stock options to stimulate their involvement and continued involvement in the Company. The Company is registering hereunder and then issuing upon receipt of adequate consideration, to the Employee, Officer, Director or Consultant, 2,250,000 shares of the Common Stock in consideration for services rendered and/or to be rendered and payments made under the 2003 Stock Incentive Plan.

The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. Shares registered hereunder are being sold to both affiliates and non-affiliates of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to
Section 16(b) of the Securities Exchange Act of 1934 as amended (the Exchange
Act) which would limit their discretion in transferring the shares acquired in the Company. If the individual who is not now an affiliate becomes an affiliate of the Company in the future; he would then be subject to Section I(b) of the Exchange Act (See General Information --- Restrictions on Resale).

The Common Stock is listed on the OTC bulletin board under the symbol GGLF.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is May 13, 2003

This Prospectus is not part of any Registration Statement which was filed and been effective under the Securities Act of 1933 as amended (the Securities Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have seen offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (The Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to:


                           GLOBAL GOLF HOLDINGS, INC.
                                8893 Brooke Road
                     Delta, British Columbia, Canada V4C 4G5


The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington D.C. 20549. Copies may be obtained at the prescribed rates. In addition the Common Stock is presently quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD) in the near future. Thus, copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.C. Washington, D.C. 20549.

No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to anyone to whom it is unlawful to make an offer or solicitation

Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS


PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS                           5

ITEM 1. PLAN GENERAL INFORMATION                                               5
The Company                                                                    5
Purpose                                                                        5
Common Stock                                                                   5
The Company Stock Incentive Plan #2                                            5
No Restrictions on Transfer                                                    5
Tax Treatment of the Individual                                                5
Tax Treatment to the Company                                                   5
Restrictions on Resales                                                        5

DOCUMENTS INCORPORATED BY REFERENCE & ADDITIONAL INFORMATION                   6

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION
Legal Opinion and Experts                                                      6
Indemnification of Officers and Directors                                      6

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT                             7

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE                                7

ITEM 4. DESCRIPTION OF SECURITIES                                              8

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL                                 9

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS                              9

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED                                   10

ITEM 8. EXHIBITS                                                              10

ITEM 9. UNDERTAKINGS                                                          11

EXHIBIT INDEX                                                                 14

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

GENERAL INFORMATION

The Company

The Company has its principal offices at 8893 Brooke Road, Delta, British Columbia, Canada V4C 4G5.

Purposes

The Common Stock will be issued by the Company pursuant to its FIRST AMENDED 2003 STOCK INCENTIVE PLAN which has been approved by the Board of Directors of the Company (the "Board of Directors"). The Stock Incentive Plan is to provide a method whereby the Company's current employees, officers, directors and non-employees may be financially stimulated, thereby allowing the Company to secure and retain highly qualified employees, non-employees, officers and directors, ultimately advancing the interests of the Company and all of its shareholders. A copy of the FIRST AMENDED 2003 STOCK INCENTIVE PLAN has been filed as an exhibit to this Registration Statement.

Common Stock

The Board has authorized the issuance of up to 2,250,000 shares of the Common stock to the Company's Stock Incentive Plan upon effectiveness of this registration Statement.

No Restrictions on Transfer

Upon exercise of an option, or upon deliverance of shares related to this Registration Statement, that individual will become the record and beneficial owners of the shares of Common Stock and will be entitled to all of the rights of ownership, including the right to vote any shares awarded, and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Individual

The individuals receiving shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise may be deemed ordinary income for federal tax purposes. The recipient is urged to consult his tax advisor on this matter. Further, if any recipient is an "affiliate", Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be an expense deductible by the Company for federal income tax purposes of the taxable year of the Company during which the recipient recognizes income.

Restrictions of Resales

In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under
Section 16(b) of the exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION

The Company hereby incorporates by reference: (a) Registrant's Annual Report on Form 10-KSB dated September 18, 2002, SEC file number 000-26673, made pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") and which contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed; (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (a) above, covered by the Registration document; and (c) all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. In addition, all further documents filed by the Company pursuant to Section 13, 4, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

The Company has filed an unaudited Form 10-Q with the SEC for the quarter ending February 28, 2003. This report was prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 310(b) of Regulation SB. In the opinion of management, the unaudited financial statements include all necessary adjustments (consisting of normal, recurring accruals) for a fair presentation of the financial position, results of operations and cash flow for the interim periods presented. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from these estimates. Interim results are not necessarily indicative of results for a full year. The results of operations for the nine month period ended February 28, 2003 are not necessarily indicative of operating results to be expected for a full year. The Company's independent auditors have not reviewed the financial statements.

Item 2. Registrant Information and Employee Plan Annual Information

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: GLOBAL GOLF HOLDINGS, INC., at 8893 Brooke Road Delta, British Columbia, Canada V4C 4G5.

Legal Opinions and Experts

Mark L. Baum has rendered an opinion on the validity of the securities being registered. Mr. Baum is not an "affiliate" of the Company.

The financial statements of GLOBAL GOLF HOLDINGS, INC., incorporated by reference in the Company's Annual Report (Form 10-KSB) for the period ended May 31, 2002, dated September 18, 2002 have been audited by Watson Dauphinee & Masuch, Chartered Accountants, independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

Watson Dauphinee & Masuch, Chartered Accountants, have resigned as independent auditors for the Company effective January 20, 3003. (Please see SEC File
Number: 000-26673).

Indemnification of Officers and Directors

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, the company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Registrant hereby states that (i) all documents set forth in (a) through (c), below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

(a)     Registrant's latest Annual Report, whether filed pursuant to
Section 13(a) or 15(d) of the Exchange Act;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a), above; and

(c)     The latest prospectus filed pursuant to Rule 424(b) under the Securities
Act.

Item 4. Description of Securities

No description of the class of securities ($.0001 Par value Common Stock) is required under this item because the common Stock is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Mr. Baum whose firm is rendering the legal opinion for this registration, is consultant to the Company and does provide the Company with legal services.

Item 6. Indemnification of Directors and Officers

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company, the company has been informed that in the opinion of the commission such indemnification is against public policy as expressed in the Securities Act and, therefore, unenforceable.

The following is a brief summary of certain indemnification provisions of Global Golf Holdings's Articles of Incorporation and the laws of the state of Delaware.

Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonable entitled to indemnity for such expenses.

The foregoing discussion of indemnification merely summarizes certain aspects of the indemnification provisions of the Corporation Act and is limited by reference to the discussed section of the Corporation Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to members of the board of directors, officers, employees, or persons controlling GLOBAL GOLF HOLDINGS pursuant to the foregoing provisions, GLOBAL GOLF HOLDINGS has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

(a) The following exhibits are filed as part of this S-8 registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:


Exhibit No.               Title

4.                       Not Applicable
5. Opinion of Mark L. Baum regarding the legality of the securities registered.
10.                      2003 AMENDED STOCK INCENTIVE PLAN
15.                      Not Required
23.1 Consent of Mark L. Baum, special counsel to the registrant, to the use of his opinion with respect to the legality of the securities being registered hereby and to the references to him in the Prospectus filed as a part hereof.
23.2                     Consent of Watson Dauphinee & Masuch,
                         Chartered Accountants
27.                      Not Required
28.                      Not Required
29.                      Not Required

Item 9. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)     include any prospectus required by Section 10(a)(3) of the Securities
Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant small business issuer under the Exchange Act.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment to the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized in the City of San Diego, California on the ___th day of May 2003.

GLOBAL GOLF HOLDINGS, INC. (Registrant)

By:    /s/ Ford Sinclair
---------------------------------------------
       Ford Sinclair, Chief Executive Officer


POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ford Sinclair, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.


Signature                             Title                          Date
--------------------------------------------------------------------------------
/s/ Ford Sinclair                     Chairman and CEO               May 3, 2003
--------------------------------------------------------------------------------

FORM S-8 REGISTRATION STATEMENT

EXHIBIT INDEX

The following Exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit Number
In Registration
Statement               Descriptions                               Numbered Page
________________________________________________________________________________

5.                      Opinion of Counsel                                  15
10.                     FIRST AMENDED 2003 STOCK INCENTIVE PLAN             17
23.1                    Consent of Mark L. Baum                             24
23.2                    Consent of Watson Dauphinee & Masuch, CPAs          25